SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES AND EXCHANGE ACT of 1934

January 29, 2003

Date of Report

(Date of earliest event reported)

T REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-49782	52-2140299
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1551 N. Tustin Avenue

Suite 650

Santa Ana, California 92705

(Address of principal executive offices)

(877) 888-7348

(Registrant’s telephone number, including area code)

N/A

(former name or former address, if changed since last report)

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

Gateway Mall – Bismarck, North Dakota

On January 29, 2003, T REIT, Inc. (the “Company”) through its wholly owned subsidiary, TREIT – Gateway Mall ND, LLC, a Delaware limited liability company, purchased the Gateway Mall, a multi-tenant regional mall of approximately 333,210 square feet on a 45-acre site located in Bismarck, North Dakota (the “Property”) from North Bismarck Associates II, an unaffiliated third-party, for a purchase price of $9,000,000. The Property is subject to a ground lease expiring in 2028 with ten 5-year option periods thereafter. The Company financed the purchase price with a $5,000,000 loan from American Express Financial Corporation, a real estate lender. The purchase price included a sales commission payable to an affiliate of the Company and Triple Net Properties, LLC, the Company’s advisor, of $180,000, approximately 2% of the purchase price.

The Property is located at 2700 State Street in the northern area of Bismarck, North Dakota at the intersection of U.S. Interstate 94, a main east-west corridor, and State Highway 83. Access to U.S. Interstate 94 is one-quarter mile south of the Property.

Built in 1979, and remodeled and expanded in 1988 and 1994, the Property consists of a single story regional mall of approximately 333,210 square feet located on a 45-acre site. There are approximately 1,766 parking spaces (including 31 spaces reserved for persons with disabilities) surrounding the mall. The Property, anchored by Sears Roebuck and Company, is approximately 76% leased. Other major tenants include Osco Drugs, St. Alexius Medical Center, Carmike Cinemas, and Jo-Ann Fabrics. Four leases accounting for approximately 1.2% of the gross rentable area expire within the next twelve months. Sears Roebuck and Company occupies approximately 27% of the Property under a lease expiring in 2009. St. Alexius Medical Center occupies approximately 12% of the Property with a lease expiring in 2011.

The Company does not anticipate making any significant repairs or improvements to the Property over the next few years. A Phase I environmental assessment completed in connection with the purchase of the Property found no hazardous conditions. For federal income tax purposes, the Company’s depreciable basis in the Property is approximately $7,650,500.

The Company has retained Triple Net Properties Realty, Inc. to manage the Property for a property management fee equal to 5% of the gross income of the Property in addition to compensation for property-level services, including leasing fees, loan origination and servicing fees and property tax reduction fees.

2

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Financial	Statements

It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this report on Form 8-K no later than 60 days after the deadline for filing this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T REIT, INC.

Date: February 13, 2003	By:	/s/ ANTHONY W. THOMPSON
Anthony W. Thompson President and Chief Executive Officer

3